Exhibit 10.10

EXECUTION VERSION

GE DIGITAL MASTER PRODUCTS AND SERVICES AGREEMENT

dated as of July 3, 2017

between

GE DIGITAL LLC

and

BAKER HUGHES, A GE COMPANY, LLC

Section 11.12	Rules of Construction	41
Section 11.13	Non-Recourse	41
Section 11.14	Export Law Compliance	41
Section 11.15	The GE Integrity Guide for Suppliers, Contractors and Consultants	41
Section 11.16	Subcontractor Flow Downs for United States Government Commercial Items Contracts	42
Section 11.17	No Conflict	42

SCHEDULES
SCHEDULE 2.01(a)	GE Digital Offerings
SCHEDULE 2.02(a)	Form of Request for New Services
SCHEDULE 2.04(a)	GE Digital Services Manager
SCHEDULE 2.04(b)	Baker Hughes Services Manager
SCHEDULE 4.01(a)	Form of Statement of Work
SCHEDULE 4.02(e)	Certain Baker Hughes Indemnification Obligations
SCHEDULE 4.05(a)	Hosted Services Documentation
SCHEDULE 4.07(i)	Baker Hughes Application Contribution Model
SCHEDULE 5.03	GE Digital’s Standard Policies for Reporting and Payment
SCHEDULE 7.02(b)	Wiring Instructions

GE DIGITAL MASTER PRODUCTS AND SERVICES AGREEMENT

This GE Digital Master Products and Services Agreement (“Agreement”) is entered into by and between GE Digital LLC, having its place of business at 2623 Camino Ramon, San Ramon, CA 94583 (“GE Digital”) and Baker Hughes, a GE company, LLC, a Delaware limited liability company (“Baker Hughes”), on this July 3, 2017 (the “Effective Date”).

RECITALS

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), BHGE (as defined below) and Bear MergerSub, Inc., a Delaware corporation (“Merger Sub”), as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, BHI, BHGE, Merger Sub, BHI Newco, Inc., a Delaware corporation, and Bear MergerSub 2, Inc., a Delaware corporation (as may be further amended from time to time, the “Transaction Agreement”), GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined herein);

WHEREAS, the Transaction Agreement requires delivery of this Agreement at the Closing Date;

WHEREAS, in furtherance of the transactions contemplated by the Transaction Agreement, the Parties (as defined below) desire that GE Digital shall provide or cause to be provided to Baker Hughes Entities certain digital products and services related to Baker Hughes’ digital business;

WHEREAS, Baker Hughes and GE Digital have discussed the provision of these digital products and services by GE Digital to Baker Hughes for use by Baker Hughes in connection with developing and managing Baker Hughes’ business, assets, products and solutions and for providing them to Baker Hughes’ customers;

WHEREAS, the digital products and services that GE Digital wishes to offer Baker Hughes herein are the same digital products and services that GE Digital makes generally available to GE Industrial Businesses; and

WHEREAS, GE Digital and Baker Hughes agree that the provision and use of such digital products and services shall be governed by the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Transaction Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Acceptable Use Policy” means the document currently available at https://www.predix.io/legal/acceptable-use-policy, which shall apply to the Predix platform, as it may be reasonably updated along the same topics by GE from time to time and not preempted by any Transaction Document.

“Advisory Intelligence Services” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Advisory Source Data” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Affiliate” means any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Agreement, (i) references to GE’s “Affiliates” shall be deemed to exclude the Baker Hughes Entities and (ii) references to the Baker Hughes Entities’ “Affiliates” shall be deemed to exclude GE and its Subsidiaries that are not within the Baker Hughes Entities.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning ascribed to it in the Transaction Agreement.

“APC” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Architectural Review” shall have the meaning set forth in Schedule 4.07(i).

“ATP” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Baker Hughes” shall have the meaning set forth in the Preamble.

“Baker Hughes Application” means a Software application that is developed by or on behalf of Baker Hughes that works in conjunction with one or more GE Digital Products.

“Baker Hughes Business” shall mean the business of Baker Hughes as described in the final Form S-4 Registration Statement filed by Baker Hughes with the United States Securities and Exchange Commission in connection with the Transaction and any reasonably foreseeable enhancements or extensions thereof (including by further investments therein).

“Baker Hughes Content” means information, documentation, and Software provided by Baker Hughes and/or Baker Hughes Customers for use in connection with the GE Digital Offerings.

“Baker Hughes Customers” shall mean a third party to whom a Baker Hughes Entity sells or purports to sell a GE Digital Offering in accordance with the terms herein.

“Baker Hughes Entities” shall mean, collectively, Baker Hughes and its Affiliates on the Effective Date immediately after giving effect to the Closing.

“Baker Hughes Infringement Claim” shall have the meaning set forth in Section 8.05(a).

“Baker Hughes Intellectual Property” means Intellectual Property and Technology owned or Controlled by a Baker Hughes Entity relating to a particular GE Digital Offering created prior to the applicable date of provision of that certain GE Digital Offering.

“Baker Hughes Services Manager” shall have the meaning set forth in Section 2.04(b).

“Base Services” shall have the meaning given in Section 2.01(a)(iii).

“BHGE” means Baker Hughes, a GE company (formerly known as Bear Newco, Inc.), a Delaware corporation and an Affiliate of Baker Hughes.

“Business” shall have the same meaning as the term “GE O&G” as set forth in the Transaction Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Channel Agreement” means that certain Channel Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and Baker Hughes, a GE company.

“Charges” shall have the meaning set forth in Section 7.02(a).

“Claim” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice or proceeding. Claim shall include Baker Hughes Infringement Claims and GE Infringement Claims.

“Closing” shall have the meaning ascribed to it in the Transaction Agreement.

“Confidential Information” shall have the meaning set forth in Section 11.02(a).

“Continuing Services” shall have the meaning given in Section 2.01(a)(i).

“Consumer Price Index” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Contributions” shall have the meaning set forth in Section 4.07.

“Control” or “Controlled” means the right to grant a license or sublicense to such Intellectual Property or Technology as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the party being granted any such license or sublicense being deemed a breach or default affecting the rights of the party granting such license or sublicense or (iii) requiring the payment of material compensation to any third party.

“Customer Support Guide” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Data Protection Plan” shall have the meaning set forth in Section 7.01(a).

“Deliverable” means any work product and/or other results of Services in each case of the foregoing to be delivered by GE Digital or its Subsidiaries to Baker Hughes, as specified in a Statement of Work.

“Device Under Test” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Embedded Software” shall have the meaning set forth in Section 4.04(b).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf) and which by the exercise of reasonable diligence and prudence the Party affected was unable to prevent, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources. For the avoidance of doubt, the following shall not be deemed Force Majeure events: general adverse changes or fluctuations in the markets in which GE Digital operates; financial distress or insufficient financial capability of GE Digital to perform the Request for New Services, Order or Statement of Work; storms, floods and failures of energy sources the effects or extent of which would have been mitigated by reasonable diligence and prudence; or events involving a previous or existing condition at or before the Request for New Services, Order or Statement of Work date.

“Gateway Device” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“GE” shall mean the General Electric Company.

“GE Digital” shall have the meaning set forth in the Preamble.

“GE Digital Development Software” means GE Digital’s DevOp Tools as defined in Schedule 2.01 and licensed third-party Software subject to Section 6.01.

“GE Digital Foundry Locations” means a space designated by GE Digital as a “foundry” location for collaboration with third parties which may be changed from time to time. As of the Effective Date, there are GE Digital Foundry Locations in San Ramon, California, Shanghai, China and Paris, France.

“GE Digital Global Services Contract” means each contract or other arrangement or agreement (whether for the purchase or supply of goods or services) set forth below, between or among GE Digital, on the one hand, and a third party, on the other hand, which contract or other arrangement or agreement is multi-national, regional or global in scope, and by virtue of such scope is applicable to, and was entered into by the parties thereto in consideration of its applicability to, one or more of GE or its Affiliates, other than just the Business, in each case, in respect of:

(i)	certain master purchase and sale agreements for the sale and purchase of certain goods and services, as mutually identified and agreed to by the parties; and

(ii)	joint tendering by GE Digital for business of or services to certain third parties, as mutually identified and agreed to by the parties.

“GE Digital Infringement Claim” shall have the meaning set forth in Section 8.05(b).

“GE Digital Offerings” means Products and Services.

“GE Digital Price” means, with respect to each GE Digital Offering, the price determined in accordance with GE Digital’s then-current standard intercompany transfer price policy that is applied consistently to Baker Hughes and the GE Industrial Businesses.

“GE Digital Services Manager” shall have the meaning set forth in Section 2.04(a).

“GE Entities” shall mean, collectively, GE and its Affiliates on the Effective Date immediately after giving effect to the Closing.

“GE Hardware” means hardware equipment that is provided by GE Digital to Baker Hughes, as described in Section 4.04.

“GE Hosted Services” means GE Digital’s hosted Software, platform, and monitoring services, as described in the Hosted Services Documentation.

“GE Industrial Businesses” means GE industrial operating business segments outlined in GE’s most recent report on Form 10-K filed by GE with the United States Securities and Exchange Commission (e.g., GE Power, GE Aviation, GE Transportation).

“GE Software” means Software that is provided by GE Digital to Baker Hughes, as described in Section 4.05 and shall include GE Digital Development Software.

“GlobalCare Support Services” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Governmental Authority” means any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

“Highly Confidential Information” means Confidential Information of a Party: (i) (A) that is distributed only among a certain limited set of named individuals pursuant to such Party’s written data classification policy or guideline; and (B) that is appropriately classified with the Party’s top level data classification pursuant to the terms of such Party’s written data classification policy or guideline; or (ii) where, if such Confidential Information is disclosed improperly, such disclosure would reasonably be expected to have a material and adverse impact on such Party with respect to product investment, timeframe for competitor to replicate, lost revenues, impact on share price, reputational risk and/or any other non-quantitative risks.

“Hosted Services Documentation” means the published documentation for the GE Hosted Services, as described in Schedule 4.05(a).

“IIOT” means the industrial internet of things.

“Indemnified Party” shall have the meaning set forth in Section 8.06.

“Indemnifying Party” shall have the meaning set forth in Section 8.06.

“Intellectual Property” means all the following whether arising under the Laws of the United States or of any other jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) copyrights in works of authorship of any type (including copyrights in Software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto, and all other intellectual property rights associated therewith; (iii) trade secrets; (iv) trademarks; and (v) all other industrial and intellectual property rights arising from, or in respect to, Technology.

“Intercompany Services Agreement” means the Intercompany Services Agreement between Baker Hughes and General Electric Company dated the Effective Date (as it may be amended, supplemented or modified from time to time).

“Internet Advisory Site” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Key” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Law” means any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including common law.

“Local Agreements” shall have the meaning set forth in Section 2.06.

“Long-Term Ancillary Agreements” shall have the meaning ascribed to it in the Transaction Agreement.

“Major Feature” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Monitored Equipment” means the equipment of Baker Hughes and/or Baker Hughes Customers to be monitored with GE Hosted Services hereunder.

“Net Revenue” shall have the meaning set forth in Schedule 4.07(i).

“New Services” shall have the meaning given in Section 2.01(a)(ii).

“Opshield” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Order” means a request for Products that has been mutually agreed in writing by the Parties.

“Party” means GE Digital and Baker Hughes individually, and “Parties” means GE Digital and Baker Hughes collectively, and, in each case, their permitted successors and assigns.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Predix Market Place” means the market place for applications and services running on the Predix Platform, offered by GE Digital, its Affiliates and third parties, and hosted by GE Digital at www.predix.io.

“Products” shall mean any and all GE Hardware, GE Software and GE Hosted Services that GE Digital makes generally available to other GE Industrial Businesses.

“Professional Services” shall mean Services that GE Digital makes generally available to third party customers of other GE Industrial Businesses.

“Project” means any specific research and/or development activities related to Software, hardware or other technology identified as a “Project” in the applicable Statement of Work.

“Project Leader” shall have the meaning set forth in Section 3.01(a)(v).

“Protection Packs” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.

“Request for New Services” shall have the meaning set forth in Section 2.02(a).

“Schedule” means the schedules attached to this Agreement, including each of Schedule 2.01(a), Schedule 2.02(a), Schedule 2.04(a), Schedule 2.04(b), Schedule 4.01(a), Schedule 4.02(e), Schedule 4.05(a), Schedule 4.07(i), Schedule 5.03 and Schedule 7.02(b).

“Service Packs, SIMs and Upgrades” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Services” shall have the meaning set forth in the Table under the heading “Services” in Section 2.01(a). For the avoidance of doubt, “Services” do not include GE Hosted Services.

“Services Foreground IP” means all Intellectual Property and Technology created in the course of performance of Services, including that which is reflected in all research records, laboratory notebooks, technical reports, and experimental results.

“Shared Facilities” shall have the meaning set forth in Section 6.03.

“Software” means computer software, programs and databases in any form, including (as applicable in context) source code, object code, operating systems, specifications, libraries, data, databases, database management code, utilities, graphical user interfaces, software engines, software platforms, data formats, versions thereof, and related documentation, developer notes, comments and annotations.

“Statement of Work” shall have the meaning set forth in Section 3.01(a).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and BHGE.

“Tax” shall have the meaning ascribed to it in the Transaction Agreement.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, products, services, techniques, ideas, know-how, results of research and development, Software, descriptions, flow-charts, documentation (including user manuals and other training documentation), tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein.

“Term” shall have the meaning set forth in Section 10.01(a).

“Termination Charges” means any and all fees or expenses (which may include breakage fees, early termination fees or charges, or minimum volume charges) owed to any unaffiliated third-party provider as a result of an early termination.

“Third-Party Services” has the meaning defined in Section 4.03(d).

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time), between GE and Baker Hughes, a GE company, LLC.

“Transaction Agreement” shall have the meaning ascribed to it in the Recitals.

“Transaction Document” means the Transaction Agreement, any Ancillary Agreement or any Long-Term Ancillary Agreement.

“Trial Services” shall have the meaning set forth in ANNEX A to Schedule 2.01(a).

“Trigger Date” shall have the meaning ascribed to it in the Stockholders Agreement.

“Use” means to use, practice, reproduce, distribute, perform, transmit, display and otherwise exploit; to use for research and development purposes; to prepare modifications, derivative works or improvements based upon; and to make, have made, sell embodiments or copies of, distribute, offer to sell embodiments or copies of, have sold embodiments or copies of, import, export, lease and otherwise commercialize or dispose of embodiments or copies of, products and services.

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01 Services to be Provided.

(a) Subject to the terms and conditions of this Agreement, GE Digital shall provide (or cause to be provided) to the Baker Hughes Entities during the Term the following services (each, a “Service” and, collectively, the “Services”):

(i) ongoing services that have been provided to the Business and described in any written statements of work, purchase orders, or similar documentation entered into prior to, and in effect as of, the Effective Date (“Continuing Services”);

(ii) new services that are mutually agreed upon in one or more written statements of work (including Statements of Work), purchase orders, or similar documentation entered into under this Agreement pursuant to Section 4.01 (“New Services”); and

(iii) services that GE Digital makes generally available to other GE Industrial Businesses without the requirement for a written statement of work, purchase order or similar documentation (“Base Services”).

The Products and Services set forth on Schedule 2.01(a) are illustrative examples of the Products and Services provided by GE Digital as of the Effective Date.

(b) For the avoidance of doubt: (i) the Services shall not include any services that require GE Digital to provide or communicate Highly Confidential Information unless set forth expressly in a Statement of Work; and (ii) none of the Services shall include any services inconsistent with applicable Laws or GE Digital’s legal obligations (including, but not limited to, applicable data protection Laws, export control Laws, or GE compliance policies).

(c) The pricing for each of the Services is as follows:

(i) The pricing for Continuing Services will be determined by the statement of work or other documentation that is then in effect unless otherwise agreed by the Parties in writing, in which case such lower pricing shall apply;

(ii) The pricing for New Services will be determined in accordance with the applicable Statement of Work entered into pursuant to Section 3.01; and

(iii) The pricing, if any, for Base Services shall be the applicable GE Digital Price.

(d) GE Digital shall not discriminate between Baker Hughes, on the one hand, and other GE Industrial Businesses, on the other, in the offering or scheduling of the provision of any Service, but except as expressly set forth in this Agreement, nothing in this Agreement shall entitle Baker Hughes to any priority over GE Industrial Businesses in such offering or scheduling.

Section 2.02 Request for New Services.

(a) Any Baker Hughes Entity may submit, from time to time, a written request having the form of Schedule 2.02(a) and signed by a duly authorized representative of Baker Hughes to the GE Digital Services Manager for the initiation of a New Service to be provided by GE Digital (each, a “Request for New Services”). Each Request for New Service shall be deemed to incorporate by reference the terms and conditions of this Agreement and be numbered and dated. Requests for New Services shall contain the following information to facilitate the proper accounting of such Service through the intercompany billing system:

(i) a detailed description of the services to be performed;

(ii) identification of the desired start date and anticipated end date for the requested service;

(iii) with respect to each service, the anticipated resources necessary for the provision of such service; and

(iv) Baker Hughes’ location at which such service will be rendered, if applicable.

(b) GE Digital and the requesting Baker Hughes Entity shall negotiate in good faith to agree upon the terms for the New Service(s) requested in the Request for New Services and, if such terms are agreed upon, shall enter into a Statement of Work in accordance with Article III.

Section 2.03 Duration of Services. Subject to the terms of this Agreement, GE Digital shall provide or cause to be provided to the respective Baker Hughes Entity each Continuing Service or New Service agreed to by the Parties until the date on which such Continuing Service or New Service expires, is terminated in accordance with the applicable statement of work, purchase order or similar documentation, or is terminated under Article X hereof. If GE Digital generally reduces or discontinues providing a Base Service to all GE Industrial Businesses, then, upon reasonable prior written notice (but in no event less than the notice that it provides to the other GE Industrial Businesses) to Baker Hughes, GE Digital shall have the right to reduce or terminate such Base Service hereunder and all applicable fees shall be reduced accordingly.

Section 2.04 Intercompany Service Manager.

(a) GE Digital hereby appoints and designates the service manager, or managers as the case may be, as indicated in Schedule 2.04(a) (the “GE Digital Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have authority to act on GE Digital’s behalf with respect to matters relating to this Agreement. The GE Digital Services Manager will work with the personnel of GE Digital to periodically address issues and matters raised by Baker Hughes relating to this Agreement or any Statement of Work executed hereunder.

(b) Baker Hughes hereby appoints and designates the service manager, or managers as the case may be, as indicated in Schedule 2.04(b) (the “Baker Hughes Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have authority to act on Baker Hughes’ behalf with respect to matters relating to this Agreement. The Baker Hughes Services Manager will work with the personnel of Baker Hughes to periodically address issues and matters raised by GE Digital relating to this Agreement or any Statement of Work executed hereunder.

(c) Notwithstanding the requirements of Section 11.05, all communications from (i) Baker Hughes to GE Digital or (ii) GE Digital to Baker Hughes pursuant to this Agreement regarding material matters (including disputes) that arise with respect to the Services shall be made through the GE Digital Services Manager and the Baker Hughes Services Manager or such other individual as specified by the GE Digital Services Manager or Baker Hughes Services Manager, as applicable, in writing and delivered to Baker Hughes or GE Digital, as applicable, by email with receipt confirmed. Each Party agrees to notify the other Party of the appointment of a different GE Digital Services Manager or Baker Hughes Services Manager, as applicable, if necessary, in accordance with Section 11.05.

Section 2.05 Limitations on the Provision of GE Digital Offerings.

(a) Notwithstanding anything to the contrary set forth herein, GE Digital shall not be required to provide or cause to be provided any GE Digital Offerings for use in, and Baker Hughes shall not use any GE Digital Offerings in, any business other than the Baker Hughes Business.

(b) Except as expressly provided in this Agreement (including, without limitation, any Continuing Services), or any other Transaction Document, unless required in connection with the performance or delivery of a GE Digital Offering, Baker Hughes shall cease using (and shall cause its employees to cease using) any products and services made available by GE Digital to the Business or their personnel prior to the date hereof.

Section 2.06 Local Implementing Agreements. The Parties recognize and agree that there may be a need to document the Services provided hereunder in various jurisdictions outside of the United States from time to time. The Parties shall enter into, or cause their respective Affiliates to enter into, local implementing agreements (“Local Agreements”) for Services to be provided hereunder in such jurisdictions as a Party may reasonably request from time to time; provided, however, that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition hereof nor the effect thereof. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Agreement and this Agreement, the terms and conditions of this Agreement shall prevail. The Parties agree to cooperate in implementing any such Local Agreement in a manner that does not subject GE Digital or any of its Affiliates to income Taxes for the provision of a Service in a jurisdiction other than those jurisdictions under the laws of which GE Digital or such Affiliate is organized or is, before the implementation of such Local Agreement, a Tax resident.

ARTICLE III

STATEMENTS OF WORK

Section 3.01 Entering into Statements of Work.

(a) GE Digital and any Baker Hughes Entity may agree from time to time on New Services to be provided by GE Digital to such Baker Hughes Entity in accordance with the terms and conditions of this Agreement and such other terms as set forth in a statement of work to be entered into by GE Digital and the applicable Baker Hughes Entity(ies) (each, a “Statement of Work”). All Statements of Work must be in writing and signed by a duly authorized representative of each of GE Digital and the applicable Baker Hughes Entity prior to the commencement of any New Services under such Statement of Work. Each Statement of Work shall be: (A) deemed a separate agreement between GE Digital and the respective Baker Hughes Entity, and shall be an independent obligation from any other Statement of Work, (B) deemed to incorporate by reference the terms and conditions of this Agreement, and (C) numbered and dated. Statements of Work may be in the form set forth in Schedule 4.01(a), and may contain the following elements:

(i) a statement of the scope and objective of the Project;

(ii) a detailed description of the New Services to be performed;

(iii) identification of the Deliverables and schedule for delivery;

(iv) projected total and annual funding levels for each identified Project, including the funding level for each Baker Hughes Entity, GE Digital and/or any Governmental Authority and any specified funding limitations;

(v) for each identified Project, the name of the Person designated by each Party (each, a “Project Leader”) to serve on such Party’s behalf as the primary contact between the Parties for such Project;

(vi) the term of such Statement of Work, including any renewal options;

(vii) the personnel, services, material or other resources that the applicable Baker Hughes Entity shall provide to enable or support the services and any other obligations of such Baker Hughes Entity;

(viii) identification of applicable export control and government security classifications for the Project(s);

(ix) a statement identifying any Persons or GE Entities that are co-sponsoring the applicable services under such Statement of Work;

(x) provisions for post-Project disposal, sale, or use of any equipment acquired for any Project(s);

(xi) provisions regarding ownership of, and (sub)license rights to, Services Foreground IP;

(xii) any provisions regarding restrictions on the use of any Intellectual Property relevant to such Statement of Work, which shall limit the licenses granted in Article V; and

(xiii) such other special provisions as are unique to a specific Statement of Work.

(a) The relevant portions of any research records, laboratory notebooks, technical reports, progress reports, invention records, meeting minutes, and other similar business records arising in the course of performance of New Services under such Statement of Work shall be owned by the Party that owns the related Services Foreground IP pursuant to the terms of this Agreement or such Statement of Work, as applicable, to the extent that such business records are created during the term of this Agreement with respect to New Services. GE Digital may retain only archival copies of any such business records owned by a Baker Hughes Entity following the expiration or termination of this Agreement, subject in all respects to the confidentiality restrictions referenced in Article XI.

Section 3.02 Project Change. If either GE Digital or the applicable Baker Hughes Entity proposes changes in a Project, GE Digital and the applicable Baker Hughes Entity for the applicable Statement of Work shall discuss such changes, but no changes shall be binding unless mutually agreed upon in writing. Other than with respect to the foregoing right of election, if GE Digital and the applicable Baker Hughes Entity fails to agree on a change, the Project scope, funding, timing, and other items shall remain, and the New Services shall proceed, as specified in the applicable Statement of Work.

Section 3.03 Replacement of Project Leaders. Except as otherwise mutually agreed to in writing in the applicable Statement of Work, each Party to a Statement of Work may, in its sole discretion, appoint an adequately qualified new or alternate Project Leader for each Project to manage its obligations hereunder. Each Party to a Statement of Work agrees to provide the other Parties with written notification if and when such Party appoints a new or alternate Project Leader.

Section 3.04 Subcontracting. GE Digital may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) GE Digital shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to GE Digital; and (b) GE Digital shall in all cases remain primarily responsible for performance of all of its obligations hereunder.

ARTICLE IV

GE DIGITAL OFFERINGS

Section 4.01 Products. Baker Hughes may submit Orders to GE Digital for Products, including, without limitation, the Products identified on Schedule 2.01(a), subject to the applicable terms and conditions of this Agreement and the applicable Order. If accepted by GE Digital, which acceptance shall be consistent with Section 2.01(d), such Orders shall be binding upon the Parties and incorporate the terms and conditions of this Agreement. Any purchase order, order receipt, acceptance, confirmation, correspondence, online terms, or other confirmatory documents presented by Baker Hughes or GE Digital shall be deemed to be presented for payment purposes only and each Party specifically objects to, and shall not be bound by, any additional or different terms contained in such documents. Any GE Digital Offerings that are provided by third parties are subject to any written agreements between GE Digital and such third parties. GE Digital shall provide Baker Hughes copies of any such agreements upon Order to the extent they impose any obligations on Baker Hughes. For the avoidance of doubt, subject to Section 7.05, Orders may be based on requests for Products that Baker Hughes receives from Baker Hughes Customers. If such an Order is entered into by the Parties, GE Digital shall provide the requested Products to Baker Hughes to pass on to the requesting Baker Hughes Customer.

Section 4.02 GE Hosted Services.

(a) GE Digital shall provide Baker Hughes with access to the GE Hosted Services in accordance with any applicable Order and GE Digital’s standard product documentation, including the product specific terms described in Schedule 4.05(a) (“Hosted Services Documentation”). Baker Hughes agrees to use the GE Hosted Services solely in accordance with this Agreement, the Hosted Services Documentation and the applicable Order.

(b) GE Hosted Services shall be made accessible to Baker Hughes by means of remote connection. The date of delivery shall be deemed to be the date when GE Digital makes the GE Hosted Services available to Baker Hughes and reasonably communicates that availability to Baker Hughes. GE Digital represents and warrants that (i) any Baker Hughes account-level credentials provided to Baker Hughes or its Affiliates or established by Baker Hughes or its Affiliates for accessing the GE Hosted Services shall not be used by GE Digital other than as necessary to provide the GE Hosted Services with the consent of Baker Hughes and (ii) all credentials provided to Baker Hughes or its Affiliates or established by Baker Hughes or its Affiliates for accessing the GE Hosted Services shall not be made available to any unauthorized third party and that GE Digital shall hold such credentials in confidence as Confidential Information pursuant to Section 11.02.

(c) GE Digital may change, discontinue, or deprecate any of the GE Hosted Services (including individual services or the GE Hosted Services as a whole) or change or remove features or functionality of the GE Hosted Services or revise the applicable Hosted Services Documentation, from time to time and in a manner consistent with the treatment of other GE Industrial Businesses.

If such change, discontinuation, or deprecation is more than de minimis, GE Digital shall promptly (but in no event less notice than reasonable notice and no less notice than GE Digital provides other GE Industrial Businesses) notify Baker Hughes in writing of all updates or changes to the GE Hosted Services. Without limiting the generality of the foregoing, GE Digital may change, terminate, or discontinue all or a portion of the GE Hosted Services with the required notice in a manner consistent with the treatment of other GE Industrial Businesses if: GE Digital’s relationship with a third-party provider of such GE Hosted Services terminates, expires, or requires GE Digital to change the way GE Digital provides a portion of the GE Hosted Services; if required to comply with Law or requests or government entities; or if GE Digital determines that use of the GE Hosted Services by Baker Hughes or the provision of the GE Hosted Services to Baker Hughes is prohibited or impractical due to any applicable Law. If GE Digital changes, discontinues or adds to the technical support plans generally provided to other GE Industrial Businesses, GE Digital may change, discontinue, or add to the technical support plans for the GE Hosted Services from time to time by posting a notice to the Web site where such technical support plans are described and, if such change is more than de minimis, promptly notifying the Baker Hughes Services Manager in writing with the notice period given to the other GE Industrial Businesses.

(d) A Statement of Work or Order may specify usage or deployment limitations relating to the GE Hosted Services. GE Digital may enforce such usage limitations by technical or resource restrictions. If a usage limitation designated in a Statement of Work or Order is based on limitations or entitlements not monitored by GE Digital, then Baker Hughes agrees to limit its usage only to the designated scope or notify GE Digital if such limitations are exceeded. Baker Hughes shall use the GE Hosted Services solely for the Baker Hughes Business as permitted by this Agreement and shall not license, sublicense, sell, resell, rent, lease, transfer, assign, distribute, time share or otherwise commercially exploit the GE Hosted Services or make the GE Hosted Services available to any third party, other than as expressly permitted by this Agreement, including in Section 4.06, or as otherwise agreed to in writing by GE Digital.

(e) Baker Hughes acknowledges that the GE Hosted Services are dependent upon the Internet and are therefore not intended for real time or ultra hazardous activities, and, unless agreed to in writing by the Parties, Baker Hughes agrees not to use the GE Hosted Services to control the operation of any nuclear power facility or life support equipment. Unless agreed to in writing by the Parties, Baker Hughes’s indemnification obligations with respect to this Section 4.02(e) shall be in accordance with the terms set forth in Schedule 4.02(e).

(f) GE Digital may suspend Baker Hughes’ right to access or use any portion or all of the GE Hosted Services immediately upon written notice to Baker Hughes if Baker Hughes’ use of or registration for the GE Hosted Services (i) is unlawful, fraudulent, or prohibited by any applicable Law, (ii) poses a material security threat to the GE Hosted Services, GE Digital, GE Digital’s Affiliates, or any third party, (iii) compromises, in the event of a cyber incident, GE Digital’s information technology-related resources, (iv) materially and adversely impacts the integrity of the GE Hosted Services or the systems or content of any other customer of GE Digital, or (v) violates the Acceptable Use Policy (unless and except as otherwise allowed for herein or by another Transaction Document) or acts in a manner inconsistent with Baker Hughes’ responsibilities as set forth in Section 4.03.

Section 4.03 Baker Hughes’ Responsibilities.

(a) As between the Parties, except as set forth herein, Baker Hughes is solely responsible for the development, content, operation, maintenance, and use of Baker Hughes Content and Monitored Equipment. As between the Parties, Baker Hughes is responsible for securing all necessary rights and permissions to provide Baker Hughes Content to GE Digital and to use Baker Hughes Content or Monitored Equipment with the GE Hosted Services. Baker Hughes is solely responsible for the condition, maintenance, and use of Monitored Equipment. For example, as between the parties, Baker Hughes is solely responsible for:

(i) the technical operation of Baker Hughes Content, including ensuring that calls Baker Hughes makes to or from any Baker Hughes application or service are compatible with the GE Hosted Services;

(ii) compliance of Baker Hughes Content with the Acceptable Use Policy, Data Protection Plan, and applicable Hosted Services Documentation, unless and except as otherwise allowed for herein or by another Transaction Document;

(iii) compliance by Baker Hughes with all applicable Laws, executive orders and court orders in using the GE Hosted Services;

(iv) any claims relating to Baker Hughes Content, except for a) claims arising from any unauthorized, accidental, or unlawful loss, access, or disclosure of Baker Hughes Content from the GE Hosted Services that is unrelated to any act or omission by Baker Hughes or b) Baker Hughes Infringement Claims (as defined in Section 8.05(a));

(v) the operation, control, and maintenance of Monitored Equipment and ensuring that Baker Hughes’ computer systems and Monitored Equipment meet the technical requirements for the GE Hosted Services;

(vi) the accuracy and completeness of Baker Hughes Content; and

(vii) proper handling and processing of notices sent to Baker Hughes (or any of Baker Hughes’ Affiliates) by any person claiming that Baker Hughes Content violates such person’s rights, including notices pursuant to the U.S. Digital Millennium Copyright Act or similar laws of other countries.

(b) Baker Hughes is responsible for properly configuring and using the GE Hosted Services and taking Baker Hughes’ own steps to maintain appropriate backup of Baker Hughes Content or arrange for such a backup with GE Digital pursuant to a separate agreement the terms of which shall be mutually agreed upon by the Parties, which may include routine archiving of Baker Hughes Content. Baker Hughes’ credentials (which may include username, passwords, tokens, certificates, keys, and pins) issued by GE Digital or selected by Baker Hughes for accessing the GE Hosted Services are for Baker Hughes’ internal use only and Baker Hughes may not share, sell, transfer, or sublicense them to any other entity or person, except that Baker Hughes may disclose Baker Hughes’ credentials to Baker Hughes’ agents and subcontractors performing work on Baker Hughes’ behalf. Other than as set forth herein to the contrary, Baker Hughes is responsible for any use of Baker Hughes’ credentials and for notifying GE Digital promptly of any breach of security related to Baker Hughes’ credentials of which it becomes aware.

Baker Hughes is responsible for complying with all security requirements communicated to Baker Hughes in writing for securing Baker Hughes Content in connection with using the GE Hosted Services. Each Party is deemed to have taken any action that such Party knowingly permits, assists, or facilitates any user or any other person or entity to take related to this Agreement, Baker Hughes’ Content or the GE Hosted Services. Neither Baker Hughes nor its users shall tamper with or take any action to circumvent any security feature or attempt to exceed authorized access to the GE Hosted Services or its related systems or networks; interfere with or disrupt the integrity or performance (other than performance degradation by normal use) of the GE Hosted Services or the data contained therein; or knowingly or recklessly send or store material containing software viruses, worms, Trojan horses or other harmful computer code, files, scripts, agents or programs. If Baker Hughes becomes aware of any violation of this Agreement by a user, Baker Hughes shall immediately address such violations, up to and including terminating such user’s access to Baker Hughes Content and the GE Hosted Services and concurrently notify GE Digital and Baker Hughes shall use its reasonable efforts in good faith to cooperate with GE Digital in investigating any such apparent violation of this Agreement. If GE Digital becomes aware of any apparent unauthorized access to the GE Hosted Services or its related systems or networks, GE Digital shall promptly conduct an investigation and address such violation, and Baker Hughes shall use its reasonable efforts in good faith to cooperate with GE Digital in investigating any apparent unauthorized access to the GE Hosted Services or its related systems or networks.

(c) Except as expressly provided in a Statement of Work or Order, Baker Hughes is solely responsible for providing Internet connectivity for Baker Hughes’ facilities and Monitored Equipment as necessary to access and use the GE Hosted Services (including all ISP charges). GE Digital does not and cannot control the flow of data to or from GE Digital’s network and other portions of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt their Baker Hughes’ connections to the Internet (or portions thereof). Although GE Digital shall use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, GE Digital cannot guarantee that such events will not occur.

(d) If specified on GE Digital’s Web sites for the GE Hosted Services, third parties may offer independent services, including hosted application services (“Third-Party Services”), directly to Baker Hughes under a separate agreement, and Baker Hughes’ written acceptance of such offers constitutes a separate agreement solely between Baker Hughes and the third-party provider thereof. If Baker Hughes subscribes to Third-Party Services, Baker Hughes consents to GE Digital sharing with the third-party provider, subject to confidentiality terms contained in any agreements with such third party provider: (i) Baker Hughes contact and account information, (ii) Baker Hughes Content in connection with Baker Hughes’ use of the Third-Party Services, and (iii) additional information, if any, disclosed in writing to Baker Hughes in connection with the Third-Party Services.

(e) The above terms and conditions apply to Baker Hughes when using the GE Hosted Services for its internal use and to Baker Hughes Customers when using Baker Hughes Applications hosted or provided using the GE Hosted Services. When Baker Hughes uses the GE Hosted Services to host and provide a Baker Hughes Application to a Baker Hughes Customer, Baker Hughes shall cause such Baker Hughes Customer to agree to terms and conditions that are substantially similar to those terms and conditions set forth in this Agreement and the Orders that are applicable to the GE Hosted Services.

Baker Hughes also may provide Baker Hughes Applications to Baker Hughes Customers under additional or different terms and conditions, provided that there is no material change to the scope of use upon which any pricing assumptions are based, and provided further that, subject to Section 8.06, Baker Hughes indemnifies, defends, and holds GE Digital and its Affiliates, and their respective officers, directors, employees and agents harmless from all costs, liabilities, and obligations caused by any third party claim (except a Baker Hughes Infringement Claim) to the extent arising from such additional or different terms and conditions.

Section 4.04 GE Hardware.

(a) In accordance with the applicable Statement of Work or Order, GE Digital shall provide Baker Hughes with GE Hardware. Delivery of GE Hardware sold shall be made FCA GE Digital’s facility (Incoterms 2010). Title to GE Hardware shipped by GE Digital from the United States shall pass to Baker Hughes immediately after each item departs from the territorial land, seas, and overlying airspace of the United States. Title to all other GE Hardware sold shall pass when such GE Hardware is made available for shipment at the point of shipment. Delivery of GE Hardware leased to Baker Hughes shall be made by commercially reasonable means. Title to such leased GE Hardware shall not pass to Baker Hughes. Title to any Software embedded in or included with GE Hardware does not pass to Baker Hughes.

(b) If Software is provided to Baker Hughes as an embedded part of GE Hardware (“Embedded Software”), Baker Hughes may use such software only as embedded within the GE Hardware provided to Baker Hughes. Except for routine backups and implementing routine updates and upgrades, Baker Hughes shall have no rights to copy or modify Embedded Software, other than through an API or as permitted by applicable product documentation. Baker Hughes may transfer this license to a third party only to the extent that transfer of the associated GE Hardware is permitted by this Agreement and only as embedded therein. Embedded Software shall otherwise be governed by the license restrictions set forth in Section 4.03 herein. Notwithstanding the foregoing, Baker Hughes may provide Embedded Software to Baker Hughes Customers under additional or different terms and conditions, provided that there is no material change to scope of use upon which any pricing assumptions are based, and provided further that, subject to Section 8.06, Baker Hughes indemnifies, defends, and holds GE Digital and its Affiliates, and their respective officers, directors, employees and agents harmless from all costs, liabilities, and obligations caused by third party claims (except a Baker Hughes Infringement Claim) to the extent arising from such additional or different terms and conditions.

Section 4.05 Software. Unless otherwise specified in a Statement of Work or Order, GE Software shall be made available by GE Digital for electronic download by Baker Hughes. GE Digital shall be deemed to have delivered GE Software when GE Digital makes the GE Software available for download by Baker Hughes and notifies Baker Hughes of such availability. If a Statement of Work or Order specifies that Software is to be delivered to Baker Hughes on physical media, then delivery of physical media shall be made FCA GE Digital’s facility (Incoterms 2010). No title to the GE Software is transferred.

Section 4.06 Professional Services. In accordance with the applicable Statement of Work or request for Professional Services that has been accepted by GE Digital in writing (in each case where a specific end-user customer is specified as the intended beneficiary of Professional Services), Baker Hughes may engage GE Digital to perform Professional Services for Baker Hughes Customers. Baker Hughes shall cause each Baker Hughes Customer to whom such Professional Services will be provided to enter into legally binding, written agreements in a form acceptable to GE Digital (and containing such limitations and restrictions as may be contained in the applicable Statement of Work or agreed request), or Baker Hughes may provide such Professional Services to Baker Hughes Customers under additional or different terms and conditions (without the requirement that such terms and conditions be in a form acceptable to GE Digital), provided that there is no change to the scope of use upon which any pricing assumptions are based, and provided further that, subject to Section 8.06, Baker Hughes indemnifies, defends, and holds GE Digital and its Affiliates, and their respective officers, directors, employees and agents harmless from all costs, liabilities, and obligations caused by third party claims (except a Baker Hughes Infringement Claim) to the extent arising from such additional or different terms and conditions.

Section 4.07 Contributions. In connection with the GE Digital Offerings, any Baker Hughes Entity may (but shall not be required to) provide to GE Digital the following (“Contributions”):

(i) Baker Hughes Applications being contributed to the Predix Market Place, including any Intellectual Property inherent therein and appurtenant thereto. Contributions, if any, made in accordance with the previous sentence of this subsection (i) shall be in accordance with the terms and conditions in Schedule 4.07(i), or as may be otherwise mutually agreed in writing by the Parties;

(ii) Any bug fixes, patches, insubstantial software fragments, as well as extensions and improvements made to the source code of any Product that have been developed by or on behalf of such Baker Hughes Entity, if and when provided to GE Digital, including any Intellectual Property inherent therein and appurtenant thereto. Except as otherwise specified in writing by Baker Hughes, Baker Hughes hereby grants to GE Digital a perpetual, irrevocable, non-exclusive, non-transferable, royalty-free, fully paid-up, worldwide license to a) Use those Contributions actually made both internally as well as for the benefit of GE Digital’s customers and other third parties; as well as b) to sublicense those Contributions but only as part of a transfer or license of the GE Digital Offering incorporating the Contribution pursuant to the previous sentence of this subsection (ii); and

(iii) Software other than a GE Digital Offering or Deliverable developed by or on behalf of such Baker Hughes Entity pursuant to a collaboration between the Parties that is agreed to by the Parties in writing, including any Intellectual Property inherent therein and appurtenant thereto. Terms and conditions relating to (including, without limitation, the use of, Intellectual Property rights relating to and the financial conditions, if any, relating to) those Contributions, if any, made in accordance with the previous sentence of this subsection (iii) shall be mutually agreed to in writing by the Parties in connection with the relevant collaboration.

ARTICLE V

INTELLECTUAL PROPERTY

Section 5.01 License to Baker Hughes Intellectual Property and Content. Except as otherwise specified in this Agreement, a Statement of Work or Order, Baker Hughes shall retain all rights in the Baker Hughes Intellectual Property and Baker Hughes Content. Subject to GE Digital’s payment of any applicable fees and compliance with this Agreement, Baker Hughes hereby grants, and shall cause its Affiliates to grant, a royalty-free, fully paid-up, non-exclusive, limited right and license, with no right to sublicense (except pursuant to Section 3.04), for GE Digital to access and Use the Baker Hughes Intellectual Property owned by Baker Hughes, any Services Foreground IP owned by Baker Hughes and Baker Hughes Content owned by Baker Hughes to: (i) provide the GE Digital Offerings to Baker Hughes; (ii) perform any other obligation of GE Digital under this Agreement, and any Statements of Work or Orders; and (iii) maintain, develop and improve the GE Digital Offerings, including selling or offering for sale such Products or Services incorporating the Baker Hughes Intellectual Property and Baker Hughes Content.

Section 5.02 License for Baker Hughes Internal Use. Subject to Baker Hughes’ payment of all applicable Charges and compliance with this Agreement, GE Digital hereby grants, and shall cause its Affiliates to grant, to Baker Hughes a limited, non-transferable, non-exclusive right and license for Baker Hughes Entities to access and Use (as that defined term is applicable to internal business purposes) any: (i) Products provided by GE Digital to Baker Hughes; and (ii) Deliverables containing Intellectual Property, Technology or Services Foreground IP owned by GE Digital or its Affiliates, in each case of (i) and (ii), for Baker Hughes’ internal business purposes and to provide services to third party customers; provided, Baker Hughes does not provide the Products or Deliverables to such customers. With respect to Products and Deliverables provided by GE Digital to Baker Hughes hereunder, Baker Hughes will comply with any license limitations (such as named or concurrent user limits, limits on numbers of copies or processors, or restrictions to designated computers or facilities) described on the applicable software/product documentation or Statement of Work or Order. Baker Hughes shall use such Products and Deliverables solely for the Baker Hughes Business as permitted by this Agreement and shall not license, sublicense, sell, resell, rent, lease, transfer, assign, distribute, time share or otherwise commercially exploit such Products and Deliverables or make them available to any third party, other than as expressly permitted by this Agreement or the applicable software/product documentation or Statement of Work or Order.

Section 5.03 License for Redistribution to Customers. Subject to Baker Hughes’ payment of all applicable Charges and compliance with this Agreement, Baker Hughes shall have the right and/or license to provide: (i) Products and (ii) Deliverables containing Intellectual Property, Technology or Services Foreground IP owned by GE Digital and/or its Affiliates, in each case of (i) and (ii): to Baker Hughes Customers to the extent such right and/or license is expressly granted by the applicable Statement of Work or Order, or to the extent that a specific end-user customer is specified as the intended beneficiary of the Products and Deliverables in the applicable Statement of Work or Order.

Baker Hughes shall cause each Baker Hughes Customer to whom it provides such Products or Deliverables to enter into legally binding, written agreements in a form acceptable to GE Digital (and containing such limitations and restrictions as may be contained in the applicable Statement of Work or Order), or Baker Hughes may provide such Products and Deliverables to Baker Hughes Customers under additional or different terms and conditions (without the requirement that such terms and conditions be in a form acceptable to GE Digital), provided that there is no change to the scope of use upon which any pricing assumptions are based, and provided further that, subject to Section 8.06, Baker Hughes indemnifies, defends, and holds GE Digital and its Affiliates, and their respective officers, directors, employees and agents harmless from all costs, liabilities, and obligations arising from such additional or different terms and conditions. Baker Hughes shall follow GE Digital’s then-current, standard policies for reporting on intra-company sales and payment of royalties for any such Products or Deliverables, for which the current standard policies are as set forth in Schedule 5.03. Baker Hughes shall be solely responsible for technical support and maintenance for GE Digital Offerings to be provided to Baker Hughes Customers, except to the extent that GE Digital generally provides such support to GE Industrial Businesses or has agreed in writing to provide such support in an Order or Statement of Work.

Section 5.04 Access for Product Development. Subject to Baker Hughes’ payment of all applicable Charges and compliance with this Agreement, GE Digital hereby grants, and shall cause its Affiliates to provide to Baker Hughes the right to access and Use all GE Digital Development Software, generally on the same access terms (including access to source code made generally available to other GE Industrial Businesses) as the other GE Industrial Businesses, for the purpose of Baker Hughes development and support of Baker Hughes Applications (including any rights to provide and/or license the Baker Hughes Applications to Baker Hughes Customers). Baker Hughes shall indemnify GE Digital, subject to Section 8.06, for any third party claims against GE Digital, its Affiliates or its customers arising as a result of Baker Hughes’ access to or use of the GE Digital Development Software.

Section 5.05 No Support Obligations. Except as expressly provided in a Statement of Work, Order or other written documentation agreed to by the Parties, GE Digital shall have no support obligations with respect to any modifications or customizations to any Products and Deliverables that are made by Baker Hughes, Baker Hughes Customers or third parties contracted by Baker Hughes.

Section 5.06 IP Ownership of Products and Deliverables. Except as otherwise specified in this Agreement, a Statement of Work, or an Order, GE Digital shall retain all Intellectual Property rights in the GE Digital Offerings, including all modifications or improvements thereto occurring during the course of this Agreement, no matter which party made such improvements or modifications. Baker Hughes, its Affiliates, the Baker Hughes Customers and its and their customers may not sublicense, distribute, create derivative works of or reverse engineer any of the GE Digital Offerings except as otherwise agreed in writing by the Parties. Except as otherwise specified in this Agreement, a Statement of Work, or an Order, Baker Hughes shall own all Intellectual Property rights in any Deliverables that do not constitute improvements or modifications to GE Digital Offerings (which shall then be considered “Baker Hughes Intellectual Property” pursuant to Section 5.01) and GE Digital, its Affiliates, and its and their customers may not sublicense, distribute, create derivative works of or reverse engineer any of such Baker Hughes Deliverables.

Section 5.07 Governmental Restrictions and Approvals. The licenses contemplated in Section 5.01, Section 5.02, Section 5.03 and Section 5.04 of this Agreement shall be subject to any required Governmental Authority approvals, restrictions or reservations, including any of the foregoing that arise out of the funding of any Statement of Work, in whole or in part, by a Governmental Authority. The Parties shall use reasonable efforts in good faith to promptly notify the other party of any such Governmental Authority approvals, restrictions or reservations as early as possible (and preferably prior to a Statement of Work or Order being entered into) and to obtain any and all such approvals that may be required.

Section 5.08 Third-Party IP. Other than for DevOPs Tools (as described in Schedule 2.01(a)), if GE Digital requires any license or other rights to third-party Intellectual Property or Technology in order to provide standard GE Digital Offerings, GE Digital shall be solely responsible for using its reasonable efforts to (a) secure such licenses or rights at its sole cost or (b) modify the GE Digital Offerings so as to not require such third-party Intellectual Property or Technology. If GE Digital requires any license or other rights to third-party Intellectual Property or Technology to meet Baker Hughes custom requirements or specifications, GE Digital shall notify the applicable Baker Hughes Entity in writing as soon as practicable after GE Digital identifies such a requirement. Baker Hughes and GE Digital acknowledge and agree that as to Baker Hughes custom requirements or specifications there can be no assurance that such licenses or other rights will be successfully obtained or obtained on acceptable terms and, where such licenses or other rights are identified after a Statement of Work or Order has been entered into, the applicable Baker Hughes Entity and GE Digital shall agree to work together in good faith to resolve the issue, which may include changing the scope or terminating such Statement of Work or Order.

ARTICLE VI

OTHER ARRANGEMENTS

Section 6.01 Third-Party Software and Software Licenses. To the extent that GE Digital can extend its existing third-party Software licenses to Baker Hughes as an affiliate, it shall use reasonable efforts to do so if and to the extent requested by Baker Hughes, provided, however, that Baker Hughes will be responsible for any additional fees or other payments to which Baker Hughes agrees resulting from such extension. In the event that GE Digital is unable to extend existing third-party Software licenses to Baker Hughes, and if and to the extent requested by Baker Hughes, GE Digital shall use commercially reasonable efforts in good faith to assist Baker Hughes in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain third-party Software disclosed in a Statement of Work or Order as necessary for GE Digital to provide, or Baker Hughes to receive or use, GE Digital Offerings pursuant to such Statement of Work or Order; provided, however, that Baker Hughes shall identify the specific types and quantities of any such Software licenses; provided, further, that GE Digital shall not be required to pay any incremental fees or other payments or incur any obligations to enable Baker Hughes to obtain any such license or rights; and provided, further, that GE Digital shall not be required to seek broader rights or more favorable terms for Baker Hughes than those applicable to GE Digital or Baker Hughes, as the case may be, prior to the Effective Date or as may be applicable to GE Digital from time to time hereafter.

The Parties acknowledge and agree that there can be no assurance that GE Digital’s efforts will be successful or that Baker Hughes will be able to obtain such licenses or rights on acceptable terms or at all and, where GE Digital enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau.

Section 6.02 GE Digital Global Services Contracts.

(a) Notwithstanding Section 6.02 of the Transaction Agreement, following the Closing Date, GE Digital shall (i) allow and cause Baker Hughes to continue as a participating party under all GE Digital Global Services Contracts (that do not by their terms automatically terminate as to Baker Hughes as a result of the Closing) with the same benefits and obligations as the Business has under such contracts as of the Effective Date, (ii) cooperate with Baker Hughes to approach each third-party counterparty to a GE Digital Global Services Contract, in respect of which, Baker Hughes, as of the Closing Date, may not qualify for continued participation, to allow for Baker Hughes’ continued participation under such GE Digital Global Services Contract in accordance with the terms thereof, in each case, without further net payment or consideration by GE Digital for such continued participation by Baker Hughes and (iii) allow Baker Hughes to be a participating party under any GE Digital Global Services Contract entered into after the Closing Date with the same benefits and obligations as other GE Industrial Businesses subject to the consent of the applicable third party to the GE Digital Global Services Contract and without additional net payment or consideration by GE Digital.

(b) Baker Hughes’ obligation to pay any amount under this Section 6.02 in respect of any GE Digital Global Services Contract shall be determined consistent with the methodology applied in respect of the Baker Hughes Business’ applicable participation or as agreed to by the Parties in connection with any GE Digital Global Services Contract entered into after the Closing Date, and each such participation shall constitute a Service for purposes of this Agreement.

Section 6.03 Access to GE Digital Facilities.

(a) With respect to a determination by GE Digital to grant Baker Hughes a license to use and access space at certain of its facilities as set forth in Section 5.04 of the Intercompany Services Agreement (such facilities, the “Shared Facilities”), GE Digital shall grant to Baker Hughes a limited license to use and access the Shared Facilities in accordance with the terms of the Intercompany Services Agreement. The annual rental costs for such Shared Facilities shall be calculated on the same basis and methodology as set forth in the Intercompany Services Agreement. GE Digital shall not discriminate between Baker Hughes, on the one hand, and any GE Entity, on the other, in providing access to any Shared Facility, but nothing in this Agreement shall entitle Baker Hughes any priority over any GE Entities for such access.

(b) With respect to GE Digital Foundry locations and other GE Digital facilities where space is allocated on a reservation based system, GE Digital shall grant Baker Hughes the same access as provided to other GE Industrial Businesses. Baker Hughes shall cause its Representatives to comply with GE Digital’s applicable site rules and procedures to which GE Digital provides Baker Hughes advanced notice. GE Digital shall not discriminate between Baker Hughes, on the one hand, and any GE Entity, on the other, in providing access to the Digital Foundry or other GE Digital facility, but nothing in this Agreement shall entitle Baker Hughes any priority over any GE Entities for such access. The costs shall be calculated on the same basis and methodology as charged to other GE Industrial Businesses.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Security and Data Privacy.

(a) GE Digital shall use reasonable efforts to implement appropriate security measures, in accordance with GE Digital’s standard security policies applicable to the GE Digital Offerings, including but not limited to the Data Protection Plan which shall apply to the Predix platform and is available at www.predix.io/legal, (each a “Data Protection Plan”) designed to secure Baker Hughes Content against unauthorized, accidental, or unlawful loss, access, or disclosure. Where there is a conflict between the Data Protection Plan and this Agreement, this Agreement shall control. GE Digital reserves the right to modify Data Protection Plans from time to time in a manner consistent with Section 2.01(d) upon prompt written notice to Baker Hughes. With respect to Baker Hughes Content, GE Digital shall act as the data processor of Baker Hughes Content in accordance with Baker Hughes’ instructions as contemplated by this Agreement. If Baker Hughes Content includes any data subject to specific legal or regulatory requirements (including, but not limited to, health care data, sensitive personal information, export-controlled data, or sensitive government data), then Baker Hughes shall be responsible for determining whether any GE Hosted Service meets such requirements, unless GE Digital has expressly stated in this Agreement, a Statement of Work or an Order that the Service is designed to meet such requirements. However, Baker Hughes shall be entitled to rely upon written statements from GE Digital as to the features of any GE Hosted Service in order to make any such determination.

(b) Subject to any third-party restrictions or Intellectual Property rights, Baker Hughes consents to GE Digital’s collection, use, and disclosure of information associated with the Services as described in this Agreement and the applicable Data Protection Plan, and in particular to the processing of Baker Hughes Content in, and the transfer of Baker Hughes Content into, any country in which GE Digital or GE Digital’s Affiliates or subcontractors maintain facilities (including the United States), but only to the extent permitted by applicable Law. GE Digital shall treat Baker Hughes contact information (including personal information of Baker Hughes representatives) in accordance with GE Digital’s Privacy Policy available at www.predix.io/legal; provided that GE Digital shall not expand the scope of GE Digital’s Privacy Policy as of the date hereof to apply to other topics without the prior written approval of Baker Hughes. Subject to any applicable customer restrictions communicated to GE Digital in writing, Baker Hughes consents to the disclosure of Baker Hughes Content to GE Digital’s subcontractors, provided that the subcontractors are bound to maintain and use Baker Hughes Content solely in accordance with this Agreement.

Each Party may conduct periodic screenings of the other and of its beneficial owners, including screening against official government lists that restrict business dealings with certain parties, for the purpose of satisfying local and multi-national legal obligations and such Party’s risk management requirements. Each Party consents to such screenings and is responsible for providing any notices and obtaining any consents necessary for such screenings.

Section 7.02 Costs.

(a) The relevant Baker Hughes Entity shall pay to GE Digital, unless otherwise specified in the applicable Statement of Work, Order or request for Professional Services, as applicable, (i) the fees agreed upon by the Parties for the Services in the applicable Statement of Work or request for Professional Services and (ii) GE Digital Price (each fee in (i) and (ii) constituting a “Charge” and, collectively, “Charges”).

(b) GE Digital shall invoice Baker Hughes using the intercompany billing system of GE and its Affiliates (which shall continue to be settled through such intercompany billing system for so long as the intercompany billing system is made available under the Intercompany Services Agreement). GE Digital shall invoice Baker Hughes monthly in arrears for any other GE Digital Offerings provided by GE Digital. All payments by Baker Hughes are due to GE Digital within thirty (30) calendar days of receipt of such invoices by wire transfer to the accounts specified on Schedule 7.02(b). Such payments shall be made by wire transfer to the account specified by GE Digital on Schedule 7.02(b). To the extent consistent with past practice with respect to Services rendered outside the United States, payments may be required to be made in local currency or split between Affiliates (with appropriate invoicing). If Baker Hughes fails to pay such amount by the required date, Baker Hughes shall be obligated to pay to GE Digital, in addition to the amount due, interest at the standard interest rate charged by General Electric Company to Baker Hughes for services under the Intercompany Services Agreement, compounded monthly, accruing from the date the payment was due through the date of actual payment. As soon as practicable after receipt of any reasonable written request by Baker Hughes, GE Digital shall provide Baker Hughes with data and documentation supporting the calculation of a particular Charge for the purpose of verifying the accuracy of such calculation.

Section 7.03 No Right to Set-Off. Baker Hughes shall pay the full amount of Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to GE Digital under this Agreement on account of any obligation owed by GE Digital to Baker Hughes that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing. For the avoidance of doubt, any amounts processed through the intercompany billing system of the GE and its Affiliates as a net settlement shall not be deemed a set-off.

Section 7.04 Taxes.

(a) Sales Tax or Other Transfer Taxes. Charges are exclusive of, and Baker Hughes shall bear and timely pay, any and all sales, use, value-added, transaction and transfer Taxes (and any related interest and penalties) imposed on, or payable with respect to, any Charges payable by Baker Hughes pursuant to this Agreement; provided that to the extent such Taxes are required to be collected and remitted by GE Digital and its Affiliates, Baker Hughes shall pay such Taxes to GE Digital or the applicable Affiliate upon receipt of an invoice from GE Digital or such Affiliate.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Baker Hughes in relation to any Service is required in respect of any Taxes pursuant to any applicable Law, Baker Hughes will: (i) increase the amount payable such that GE Digital receives an amount equal to the amount of the Charges in respect of that Service as if no such withholding or deduction had been made (including any withholding or deduction applicable to any increased payment made pursuant to this clause (i)), (ii) make any such required withholding or deduction from the amount payable to GE Digital, (iii) timely pay the withheld or deducted amount referred to in clause (ii) to the relevant Governmental Authority in accordance with applicable Law; and (iv) promptly forward to GE Digital a withholding tax certificate evidencing such payment by Baker Hughes to the Governmental Authority.

(c) Cooperation. The Parties will take reasonable steps to cooperate to minimize the imposition of, and the amount of, Taxes described in this Section 7.04.

(c) Tax Planning or Tax and Accounting Advisory Services. Notwithstanding anything to the contrary contained in this Agreement and without limiting Section 8.07, no GE Digital Offerings provided under this Agreement shall include or be deemed to be, or relied upon by Baker Hughes or any of its Affiliates as, tax or accounting advice, Baker Hughes and its Affiliates shall assume all risks and liability arising from or relating to the use of and reliance upon such GE Digital Offerings and GE Digital makes no representations or warranties with respect to such tax planning or tax or accounting advisory services.

Section 7.05 Channel Agreement. This Agreement may be subject to additional terms and conditions included in the Channel Agreement.

Section 7.06 Access. Baker Hughes shall, and shall cause its Affiliates to, allow GE Digital and its Representatives reasonable access to the facilities of Baker Hughes necessary for GE Digital to fulfill its obligations under this Agreement. GE Digital shall ensure that each of its Representatives are subject to confidentiality obligations at least as stringent as those in this Agreement prior to such Representative having access to any Baker Hughes facility. GE Digital and its Representative shall fully comply with all policies and procedures of Baker Hughes applying to such facilities, and GE Digital shall be responsible for remedying any violations of such policies and procedures by GE Digital or its Representatives.

ARTICLE VIII

STANDARD FOR SERVICES

Section 8.01 Standard for Services. GE Digital agrees that the Services (other than Base Services) provided to Baker Hughes under this Agreement shall be provided to the same standard as GE Digital has previously provided such Services to the Business or to the same standard as GE Digital generally provides to other GE Industrial Businesses or as otherwise mutually agreed. For the avoidance of doubt, GE Digital expressly disclaims all representation and warranties, express or implied, for Base Services.

Section 8.02 Consents; Compliance with Law; Professional Services. If the creation or modification of any GE Digital Offering by GE Digital based on Baker Hughes custom specifications or requirements requires the consent or approval of any third party or Affiliate, Baker Hughes shall provide good faith support, as requested by GE Digital, in obtaining such consent or approval. Otherwise, if the provision of any GE Digital Offering by GE Digital requires consent or approval of any third party or Affiliate, GE Digital shall use its commercially reasonable efforts to provide for such consent or approval. In the event such consent or approval cannot be obtained, GE Digital and Baker Hughes agree to negotiate in good faith an acceptable substitute GE Digital Offering that shall be subject to the terms and conditions of this Agreement. Each Party will be responsible for complying with all applicable Laws and regulations, including, but not limited to export control laws, in performing its obligations under this Agreement and each Party shall reasonably cooperate with the other and provide any information reasonably requested by the other Party in connection with such compliance obligations. Neither GE Digital nor its Affiliates shall be obligated to provide any GE Digital Offerings which, if provided, would violate any Law. The provision of any legal services shall be subject to the consideration of the maintenance of attorney-client privilege for both GE Digital and Baker Hughes and any potential conflicts of interest. Each of GE Digital and Baker Hughes agrees to execute customary engagement letters, joint defense or common interest agreements in the event either party deems such agreement necessary; provided that the failure to do so shall not be deemed a waiver of privilege nor shall it be considered a failure to provide a GE Digital Offering on the part of GE Digital.

Section 8.03 Maintenance. GE Digital and its Affiliates shall have the right to shut down temporarily for maintenance purposes the operation of any facilities or systems providing any GE Digital Offering whenever in GE Digital’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes; provided that (i) to the extent practicable GE Digital shall provide advance written notice of any such shut down or other interruption reasonably far in advance and cooperate in good faith to minimize any disruption to the Service, Product or Baker Hughes’ business and (ii) Baker Hughes shall not be charged for such GE Digital Offering to the extent that such GE Digital Offering is not provided by GE Digital during such shutdown.

Section 8.04 Modifications. The GE Digital Offerings are not exclusive and are part of products and services that GE Digital provides to other GE Industrial Businesses. It is understood that GE Digital may modify a GE Digital Offering to the extent the same modification is made with respect to the entirety of GE Digital’s provision of such GE Digital Offering to other GE Industrial Businesses. GE Digital shall provide: (i) advanced written notification of any such modification to Baker Hughes with at least the notice that GE Digital provides to other GE Industrial Businesses; and (ii) adjustments to applicable Charges (other than with respect to then-existing Statements of Work). Subject to the terms in this Agreement and the applicable Statement of Work or Order, in providing its Services hereunder, GE Digital may use any information systems, hardware, Software, processes and procedures it deems necessary or desirable in its reasonable discretion. Modifications to Statements of Work shall be provided for under Section 3.02.

Section 8.05 Indemnification for Certain Intellectual Property Infringement.

(a) GE Digital shall, at GE Digital’s expense, indemnify, defend or, at GE Digital’s option, settle any claim brought against Baker Hughes that the GE Digital Offerings infringe any third party’s Intellectual Property rights (a “Baker Hughes Infringement Claim”), and pay any final judgments awarded by a court of competent jurisdiction or settlements entered into by GE Digital on Baker Hughes’ behalf. If use of any GE Digital Offering becomes, or in GE Digital’s reasonable opinion is likely to become, enjoined, GE Digital may, at GE Digital’s option, (i) procure, at no cost to Baker Hughes, the right to use such GE Digital Offering, (ii) modify the GE Digital Offering or provide a substitute that is non-infringing, at no additional cost to Baker Hughes, or (iii) terminate this Agreement with respect to such GE Digital Offering and refund Baker Hughes a pro-rata portion of applicable subscription fees (based on period of use) or purchase price (less reasonable depreciation) and provide Baker Hughes with a credit for any reasonable costs incurred by Baker Hughes in connection with its transition costs. GE Digital shall have no obligation or liability under this Section 8.05(a) for any Baker Hughes Infringement Claim to the extent such infringement is caused by: (a) a modification to the GE Digital Offerings not provided or performed by GE Digital, (b) Baker Hughes Content and Baker Hughes designs and specifications, (c) the combination of the GE Digital Offerings with other hardware, software, content, or services not provided by GE Digital and which are not a GE Digital specified system requirement, or (d) use of an infringing GE Digital Offering after GE Digital has provided a non-infringing alternative or terminated the license or subscription for it. This Section 8.05(a) states GE Digital’s sole obligation and exclusive liability (express, implied, statutory, or otherwise) and Baker Hughes’s sole remedy for any third party claims of infringement of any intellectual or proprietary right.

(b) Baker Hughes shall, at Baker Hughes’s expense, indemnify, defend or, at Baker Hughes’s option, settle any claim brought against GE Digital that the Contributions and data provided to GE Digital by Baker Hughes hereunder (“Baker Hughes Data”) infringes any third party’s Intellectual Property right (a “GE Digital Infringement Claim”), and pay any final judgments awarded by a court of competent jurisdiction or settlements entered into by Baker Hughes on GE Digital’s behalf. If use of any Baker Hughes Data becomes, or in Baker Hughes’s opinion is likely to become, enjoined, Baker Hughes may, at Baker Hughes’s option, (i) procure, at no cost to GE Digital, the right to use such Baker Hughes Data, (ii) modify the Baker Hughes Data or provide a substitute that is non-infringing, at no additional cost to GE Digital, or (iii) terminate this Agreement with respect to such Baker Hughes Data and refund GE Digital a pro-rata portion of applicable subscription fees (based on period of use) or purchase price (less reasonable depreciation) and provide GE Digital with a credit for any reasonable costs incurred by GE Digital in connection with its transition costs. Baker Hughes shall have no obligation or liability under this Section 8.05(b) for any GE Digital Infringement Claim to the extent such infringement is caused by: (a) a modification to the Baker Hughes Data not provided or performed by Baker Hughes, (b) GE Digital content and GE Digital designs and specifications, (c) the combination of the Baker Hughes Data with other hardware, software, content, or services not provided by Baker Hughes and which are not a Baker Hughes specified system requirement, or (d) use of an infringing Baker Hughes Data after Baker Hughes has provided a non-infringing alternative or terminated the license or subscription for it. This Section 8.05(b) states Baker Hughes’s sole obligation and exclusive liability (express, implied, statutory, or otherwise) and GE Digital’s sole remedy for any third-party claims of infringement of any intellectual or proprietary right.

Section 8.06 Indemnification Procedure. Each Party indemnified hereunder (an “Indemnified Party”) must notify the other Party (the “Indemnifying Party”) promptly of the applicable Claim in writing, tender to the Indemnifying Party sole control and authority over the defense or settlement of such Claim, and reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, and provide the Indemnifying Party with available information in the investigation and defense of such Claim. Any effort by the Indemnified Party to settle a Claim without the Indemnifying Party’s involvement and written approval shall void any indemnification obligation hereunder.

Section 8.07 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND SUBJECT TO THE LIMITATIONS IN SECTION 8.08, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES AND GE DIGITAL OFFERINGS ARE PROVIDED AS-IS AND “WITH ALL FAULTS”, THAT BAKER HUGHES ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND GE DIGITAL OFFERINGS AND GE DIGITAL MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH HEREIN, GE DIGITAL HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND GE DIGITAL OFFERINGS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND BAKER HUGHES HEREBY ACKNOWLEDGE SUCH DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND SUBJECT TO THE LIMITATIONS IN SECTION 8.08, THE PARTIES ACKNOWLEDGE AND AGREE THAT BAKER HUGHES CONTENT IS PROVIDED AS-IS AND “WITH ALL FAULTS”, THAT GE DIGITAL ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON BAKER HUGHES CONTENT, EXCEPT FOR GE DIGITAL’S RELIANCE UPON THE BAKER HUGHES CONTENT TO MEET ITS OBLIGATIONS TO BAKER HUGHES, AND BAKER HUGHES MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, BAKER HUGHES HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING BAKER HUGHES CONTENT, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRIGNEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND GE DIGITAL HEREBY ACKNOWLEDGE SUCH DISCLAIMER.

Section 8.08 Limitations of Liability. EXCEPT FOR CLAIMS ARISING FROM (A) BREACH OF CONFIDENTIALITY, OR (B) INFRINGEMENT OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY, NEITHER PARTY, INCLUDING ITS AFFILIATES AND LICENSORS, SHALL BE LIABLE HEREUNDER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE, USE, GOODWILL, DATA, OR COSTS OF SUBSTITUTE GOODS OR SERVICES, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING NEGLIGENCE).

BAKER HUGHES SHALL NOT USE THE MONITORED EQUIPMENT IN CONNECTION WITH NUCLEAR POWER FACILITIES OR LIFE SUPPORT EQUIPMENT AND AS BETWEEN THE PARTIES TO THIS AGREEMENT, BAKER HUGHES IS SOLELY RESPONSIBLE FOR, AND BEARS ALL RISKS ASSOCIATED WITH THE CONTROL, OPERATION, AND USE OF MONITORED EQUIPMENT IN CONNECTION WITH NUCLEAR POWER FACILITIES AND ANY REAL TIME OR ULTRA HAZARDOUS ACTIVITIES. GE DIGITAL, INCLUDING ITS AFFILIATES AND LICENSORS, SHALL NOT BE LIABLE FOR DAMAGES UNDER THIS AGREEMENT ARISING OUT OF A DATA BREACH, CYBER ATTACK, OR OTHER SECURITY BREACH, EXCEPT TO THE EXTENT CAUSED BY GE DIGITAL’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT. EACH PARTY’S CUMULATIVE LIABILITY FOR CLAIMS ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE CUMULATIVE AMOUNTS PAID OR PAYABLE UNDER THIS AGREEMENT IN THE ONE (1) YEAR PERIOD PRECEDING THE EVENTS GIVING RISE TO THE CLAIM, EXCEPT FOR CLAIMS ARISING FROM (A) BREACH OF CONFIDENTIALITY, (B) BAKER HUGHES’ OBLIGATION TO INDEMNIFY GE DIGITAL FOR THIRD PARTY CLAIMS RESULTING FROM ADDITIONAL OR DIFFERENT TERMS OR (C) INFRINGEMENT OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY.

Section 8.09 No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, neither GE Digital nor any of its Affiliates, or any of their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule hereto, as part of or in connection with the Services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report to any Governmental Authority (including any taxing authority) or other Person on behalf of Baker Hughes or any of its Affiliates, or any of their respective Representatives.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.01 Dispute Resolution.

(a) Any dispute arising out of or in connection with this Agreement between GE Digital and Baker Hughes should be resolved as rapidly as possible by discussion between the GE Digital Services Manager and the Baker Hughes Services Manager. If a dispute cannot be resolved between the GE Digital Services Manager and the Baker Hughes Services Manager within four (4) weeks of the dispute arising, the GE Digital Services Manager and the Baker Hughes Services Manager should escalate the dispute to the Chief Digital Officer of Baker Hughes and the Chief Digital Officer of GE Digital to negotiate in good faith for an additional twenty (20) days (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such dispute amicably, then such dispute shall be resolved in accordance with the dispute resolution process referred to in Section 9.01(b), provided that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) If the Parties are unable to resolve a dispute in accordance with Section 9.01(a), then either Party to the dispute may within fifteen (15) days thereafter submit such dispute for non-binding mediation administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The mediation will be conducted by a single mediator selected by the mutual written agreement of the Parties to the dispute. The Parties to the dispute will cooperate in good faith with the AAA and with one another in selecting the mediator, and in scheduling the mediation. Such Parties agree that they will participate in the mediation in good faith, and that they will share equally in the costs of utilizing the AAA and the mediator. The place of mediation will be New York, New York. If the dispute has not been resolved pursuant to such mediation procedure within thirty (30) days of the initiation of such procedure, except where such time has been extended by the mutual written agreement of the Parties to the dispute, then the controversy will be submitted to the AAA for binding arbitration in accordance with its Commercial Arbitration Rules and Mediation Procedures then in effect. The arbitration will be conducted by a single arbitrator selected by the mutual written agreement of the Parties to the dispute. The Parties to the dispute will cooperate in good faith with the AAA and with one another in selecting the arbitrator, and in scheduling the arbitration. Should the Parties be unable to come to agreement as to the arbitrator, the Parties shall request AAA to appoint an arbitrator. Such Parties further agree that they will participate in the arbitration in good faith, and that they will share equally in the costs of utilizing the AAA and the arbitrator. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, New York. Unless otherwise agreed by such Parties, the mediator will be disqualified from serving as the arbitrator in the dispute.

ARTICLE X

TERM AND TERMINATION

Section 10.01 Term and Termination.

(a) This Agreement shall commence immediately upon its execution on the Closing Date and shall terminate on the Trigger Date with respect to all GE Digital Offerings under this Agreement unless otherwise specified in a Statement of Work or Order (the “Term”).

(b) (i) Without prejudice to Baker Hughes’ rights with respect to a Force Majeure, a Baker Hughes Entity may from time to time terminate this Agreement: (A) with respect to any Services, for any reason or no reason upon providing two hundred thirty (230) days’ prior written notice to GE Digital or any longer notice period necessary for GE Digital to avoid incurring any Termination Charges; (B) with respect to any GE Digital Offerings, if GE Digital has failed to perform any of its material obligations under this Agreement with respect to such GE Digital Offerings, and such failure shall continue to exist forty-five (45) days after receipt by GE Digital of written notice of such failure from Baker Hughes; (C) immediately upon mutual agreement of the Parties; and (ii) GE Digital may terminate this Agreement with respect to one or more GE Digital Offerings, in whole but not in part, at any time upon prior written notice to Baker Hughes if Baker Hughes has failed to perform any of its material obligations under this Agreement relating to such GE Digital Offering, and such failure shall be continued uncured for a period of forty-five (45) days after receipt by Baker Hughes of a written notice of such failure from GE Digital.

The relevant Schedule shall be updated to reflect any terminated GE Digital Offering. In the event that any GE Digital Offering is terminated other than at the end of a month, the Charge associated with such GE Digital Offering shall be pro-rated appropriately.

Section 10.02 Termination Charges. Upon termination or reduction of any GE Digital Offering pursuant to this Agreement (other than due to GE Digital’s insolvency), prior to the required notification periods in Section 10.01(b)(i), the applicable Baker Hughes Entity and GE Digital shall determine and mutually agree upon any applicable Termination Charges to be invoiced.

Section 10.03 Effect of Termination. Upon termination of any GE Digital Offering pursuant to this Agreement, GE Digital will have no further obligation to provide the GE Digital Offering, and the relevant Baker Hughes Entity will have no obligation to pay any future Charges relating to any such GE Digital Offering; provided that Baker Hughes shall remain obligated to GE Digital for the (i) Charges, any other fees, costs and expenses owed and payable in respect of the GE Digital Offering provided prior to the effective date of termination and (ii) Termination Charges. In connection with termination of any GE Digital Offering, the provisions of this Agreement not relating solely to such terminated GE Digital Offering shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VIII (with respect to the limitations set forth therein), Article IX, Article X, Article XI, all confidentiality obligations under this Agreement and liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 10.04 Force Majeure.

(a) No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Each Party (or such Person) shall exercise its reasonable efforts in good faith to minimize the effect of Force Majeure on its obligations, and the standard of care that GE Digital shall provide in delivering a GE Digital Offering after a Force Majeure shall be substantially the same as the standard of care that GE Digital provides to its Affiliates and its other business components with respect to such GE Digital Offering.

(b) During the period of a Force Majeure, Baker Hughes shall be entitled to seek an alternative provider with respect to such Service(s) or Product(s) and shall be entitled to permanently terminate such Service(s) or Product(s) (and shall be relieved of the obligation to pay Charges for such Services(s) or Product(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Baker Hughes shall not be required to provide any advanced notice of such termination to GE Digital.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Independent Contractors. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties or their Affiliates and that all GE Digital Offerings are provided by GE Digital, its Affiliates and their designees as an independent contractor. In matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents and such employees or agents will not be considered employees or agents of any other Party nor will they be required to report to management of any other Party or be deemed to be under the management or direction of any other Party. No Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party except to the extent expressly provided herein.

Section 11.02 Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other Persons providing Services, Products or having access to information of the other Party that is known to such Person as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives and Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony, authorization or approval request, notice, filing or other submission to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by Law, deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party may furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable efforts in good faith (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, and in no event less than commercially reasonable care.

(c) Each Party shall direct its Representatives to comply with the same restrictions on use and disclosure of Confidential Information and bind such Party in advance of the disclosure of any such Confidential Information to such Representatives. Each Party shall be responsible for any failure by its Representatives to comply with the restrictions on use and disclosure of Confidential Information contained herein.

(d) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services or Products hereunder.

Section 11.03 Audit. Not more than once each calendar year during the term of this Agreement, upon thirty (30) days’ advance written notice, either Party may audit (or cause an independent third-party auditor to audit), during regular business hours and in a manner that complies with the building and security requirements of the Party being audited, the books, records and facilities of the other Party pertaining solely (a) to the provision and use of GE Digital Offerings pursuant to this Agreement to the extent necessary to determine such Party’s compliance with this Agreement and (2) the Charges that have been invoiced. Any audit conducted under this Section 11.03 shall not interfere unreasonably with the operations of such Party. The Party requesting the audit shall pay the costs of conducting such audit. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement, and may only be disclosed pursuant to Section 11.02.

Section 11.04 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 11.05 Notices. Except with respect to routine communications between the GE Digital Services Manager and the applicable Baker Hughes Entity under Section 2.04, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 11.05.

(a) If to GE Digital:

GE Digital LLC

2623 Camino Ramon, San Ramon, CA 94583

Attention: General Counsel

(b) If to Baker Hughes:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:	William D. Marsh
Telephone:	(713) 879-1257
Facsimile:	(713) 439-8472
Email:	will.marsh@bhge.com

Section 11.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 11.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of GE Digital or Baker Hughes, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.08 Amendment; Waiver. No provision of this Agreement, including any Exhibits, Annexes or Schedules thereto, may be amended, supplemented, waived or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties. No waiver of any breach of or non-compliance with this Agreement shall be deemed to be a waiver of any other or subsequent breach or non-compliance.

Section 11.09 Governing Law. This Agreement and any disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 11.10 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.11 Assignment. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, GE Digital may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or lines of business of GE Digital, provided that the transferee of such assets shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules, Annexes and Exhibits hereto; (d) references to “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) GE Digital and Baker Hughes have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 11.13 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of GE Digital or Baker Hughes shall have any liability for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 11.14 Export Law Compliance. Each Party shall be responsible for their compliance with applicable United States (or other jurisdictions as applicable) export laws, rules and regulations as related to their performance under this Agreement.

Section 11.15 The GE Integrity Guide for Suppliers, Contractors and Consultants. Each Party covenants that it is committed to unyielding integrity and will act in a manner consistent with the GE Integrity Guide for Suppliers, Contractors and Consultants, a copy of which is available in several languages at the following link: http://www.gesupplier.com/html/SuppliersIntegrityGuide.htm and the Baker Hughes Code of Conduct.

Section 11.16 Subcontractor Flow Downs for United States Government Commercial Items Contracts. If the Services being procured by Baker Hughes are in support of a United States government end customer or an end customer funded in whole or part by the United States government, directly or through a prime contractor, Baker Hughes shall expressly identify such use of any New Service in the Request for New Services and as necessary will agree to include compliance as necessary with the terms and conditions applicable to services procured for the United States government located at the following link: http://www.gesupplier.com/html/GEPolicies.htm.

Section 11.17 No Conflict. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of a Statement of Work, the terms and conditions of this Agreement shall prevail, unless a Statement of Work specifically references the provisions of this Agreement that are inconsistent therewith (or it is reasonably apparent from the face of the Statement of Work that such provisions were meant to be specifically referenced and were inadvertently not so referenced), in which case the terms and conditions of such Statement of Work shall prevail. The Parties shall modify any provisions of this Agreement to the extent necessary to comply with the local Laws of the jurisdiction in which such Statement of Work is executed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GE DIGITAL LLC

By:	/s/ Katherine Butler
Name: Katherine Butler
Title: General Counsel
BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary